Exhibit 99.1

Nov 29, 2004

21st Century Insurance Appoints Lawrence Bascom as Chief

Financial Officer

Woodland Hills, CA – Bruce W. Marlow, President and CEO of 21st Century Insurance Group (NYSE:TW), announced today that Lawrence Bascom has been appointed Senior Vice President and Chief Financial Officer for the company.

Prior to joining 21st Century Insurance, Bascom was a Partner in public accounting firm Deloitte & Touche. Based in New York City, Bascom was a member of the firm’s Global Financial Services Industries practice and served as the Deputy Leader of the firm’s Northeast Insurance practice, where he oversaw consulting, tax, financial and audit services to insurance clients in the region. As a member of Deloitte’s Managing Partner Advisory Council, Bascom played a role in the firm’s strategic and operational agenda. He also served on the Board of the Deloitte Foundation. In 1997, at age 30, Bascom was one of the youngest professionals ever to become a Deloitte Partner.

“We are very pleased to have Lawrence join our team. He brings a detailed understanding of current accounting and compliance standards plus a strategic business perspective that will guide the development of 21st,” said Marlow.

Bascom is a member of the American Institute of Certified Public Accountants. He passed the CPA exam on his first sitting at age 21 and received the Elijah Watt Sells award given to candidates with the highest scores. He completed his Bachelor of Arts degree at the University of Miami, graduating Magna Cum Laude, and also holds an MBA from the Wharton School of the University of Pennsylvania.

“I am excited to join 21st Century Insurance. The company provides a superior product and has enormous opportunities for growth. I look forward to contributing both in the financial area and as a member of the senior management team,” Bascom said.

Founded in 1958, 21st Century Insurance Group is a direct to consumer provider of personal auto insurance in California and seven other Western and Midwestern states. 21st provides a superior combination of policy features and customer service at a competitive price. Twenty-four-hours-a-day, 365 days a year, customers have the option to purchase insurance, service their policy or report a claim over the phone directly through our centralized licensed insurance agents at 1-800-211-SAVE or through the Company’s full-service Web site at www.21st.com. 21st Century Insurance Company is rated A+ (Superior) by A.M. Best and A+ by Standard & Poor’s.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.

CONTACT: Rick Andre (818) 704-3750